UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2004

Applied Materials, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-6920	94-1655526
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3050 Bowers Avenue P.O. Box 58039 Santa Clara, CA	95052-8039
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 727-5555

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 7, 2004, the Human Resources and Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Applied Materials, Inc. (“Applied”) approved (1) performance goals and a bonus formula for fiscal year 2005 under Applied’s Senior Executive Bonus Plan (the “Plan”), and (2) an increase in the annual retainer for the Board member serving as lead independent director.

As set forth in the Plan, which was approved by Applied’s stockholders at the 2002 Annual Meeting of Stockholders, the Committee may choose from a range of defined performance measures. For fiscal year 2005, the Committee approved two equally-weighted performance measures for Michael R. Splinter, President and Chief Executive Officer, and for Nancy H. Handel, Group Vice President and Chief Financial Officer. These goals relate to the achievement of certain levels of annual revenue and net income by Applied. For Franz Janker, Senior Vice President, Sales and Marketing, the Committee approved several differently-weighted measures. Specifically, Mr. Janker’s goals under the Plan for fiscal year 2005 relate to the achievement of certain levels of: annual revenue by Applied and by certain business units (weighted 35%); earnings per share (weighted 10%); and other management by objectives related primarily to customer satisfaction, productivity and cost reduction (weighted 55%). These goals are measured against actual performance, and the result is multiplied by an additional earnings-per-share factor.

The actual bonuses payable for fiscal year 2005 (if any) will vary depending on the extent to which actual performance meets, exceeds or falls short of the goals approved by the Committee. In addition, the Committee retains discretion to reduce or eliminate (but not increase) the bonus that otherwise would be payable based on actual performance. In no event may any individual’s bonus under the Plan for fiscal year 2005 exceed $5 million. Moreover, each of the individuals named above must remain an employee for all of fiscal year 2005 in order to be eligible for any bonus.

The Committee also approved a change in the annual cash retainer for the Board’s lead independent director. Effective for fiscal year 2005, the annual retainer for the lead independent director (currently Herbert M. Dwight, Jr.) will be $30,000 per year. No other changes were made in Board compensation. The annual retainer for the director who is chair of the Committee remains $25,000 and the annual retainer for the chair of the Audit Committee of the Board remains $30,000. The retainer for all other directors remains unchanged at $20,000 per year. Directors who are employees of Applied do not receive any additional compensation for their services as directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied Materials, Inc. (Registrant)

Date: December 13, 2004	By:	/s/ JOSEPH J. SWEENEY
Joseph J. Sweeney
Group Vice President Legal Affairs and Intellectual Property and Corporate Secretary